Exhibit 10.46

As of January 3, 2006

Ms. Diane Silberstein

1185 Park Avenue

Apt 10E

New York, NY  10128

e-mail:  dsilberstein1185@yahoo.com

Re:  Employment Offer for Position of President and Publisher, Magazine Group

Dear Diane:

On behalf of Penthouse Media Group Inc. (the “Company”), I am pleased to offer you the position of President and Publisher, Magazine Group on the following terms:

1. Base salary:  Your base salary year of employment will be payable semi-monthly in accordance with the Company’s standard payroll practices at the rate of $20,833.33 ($500,000.00 annually) during each year of full-time employment.  Base salary increases will be subject to periodic review based on corporate policy, your performance, and other factors at the discretion of the Company.

2. Bonus.

Your bonus will be based on incremental increases in Company Print Publication Advertising Revenue each year during your employment. “Company Print Publication Advertising Revenues” means the sum of all revenues earned and actually collected for advertising insertions in each of the Company’s print publications. The Company will determine and report to you the Company Print Publication Advertising Revenues for fiscal year 2005 within sixty (60) days after it closes, but it no event for the purpose of calculating your bonus will the figure exceed $2 million (the “2005 Advertising Revenue Base”). For fiscal year 2006 Company Print Publication Advertising Revenues, the Company will pay you as a bonus twenty percent (20%) of the first $3 million of Company Print Publication Advertising Revenues above the 2005 Advertising Revenue Base; plus fifteen percent (15%) of the next $3 million of Company Print Publication Advertising Revenues above the 2005 Advertising Revenue Base; plus ten percent (10%) of all additional Company Print Publication Advertising Revenues above the 2005 Advertising Revenue Base. This Bonus shall be provided in each year of your employment and calculated by taking the Advertising Revenue Base consisting of the previous fiscal year Company Print Publication Advertising Revenues and then applying the relevant percentages to the amounts the then current fiscal year Company Print Publication Advertising Revenues exceed the Advertising Revenue Base.

3. Company Print Publication Advertising Revenues. The Company shall pay you as a non- refundable advance against such bonus the sum of $200,000 per fiscal year, payable in quarterly installments on March 31, June 30, September 30 and December 31.  All payments set forth in this Section 2 shall be payable to you only provided that you are employed by the Company as of its quarterly due date due and that you are not in breach of this Agreement.  The bonus per year cannot exceed $2 million.

“Earned” generally is higher than “actually collected” because some accounts remain unpaid. The base number should not reflect monies collected by Jo-Jean for prior years’ advertising.

4. Stock options: You shall be entitled to receive 300,000 Stock options at a strike price of $1.00 per share which will vest in accordance with the 2006 Stock Option Plan which we expect to have in place by the end of the first quarter in 2006. The Company warrants that the terms 2006 Stock Option Plan will apply equally to all senior management of the Company.

/s/ MB

5. Benefits and vacation time: Beginning the first day of the month following your full-time employment start date, you will be entitled to the standard Company health insurance, dental insurance, disability insurance, life insurance, 401(K) savings plan and other benefit plans, consistent with the terms of such plans and as set forth in the summary plan documents, a copy of which the Company will provide to you.  A new employee currently cannot participate in the Company’s 401(K) savings plan until the beginning of his or her third month of employment.  You shall receive four weeks of vacation time per year, which vacation time you agree to use during the calendar year in which it is accrued unless you are not afforded the opportunity to take all your vacation or as otherwise permitted by Mare Bell or Dan Staton in writing

6. Start date:  You have agreed to a start date of January 9, 2006 pending release from Playboy Enterprises and the completion of the pre-employment process.  Your orientation will be held during your rust week of employment.

7. Responsibilities:  You will be responsible for and run all publishing business, including editorial, circulation, production and advertising functions, and including such other duties as may be mutually agreed upon by you and Company from time to time.  You will report directly to the Chief Operating Officer of PMGI. You will be part of the Company’s senior management team.  You will devote all of your professional time, attention, energy and skill to the business and affairs of the Company.  You will serve the Company faithfully and diligently to the best of your ability.

8. Geographic location: The position will be based primarily out of the Company’s New York City offices.  In addition, you will engage in some travel and spend such time in other places as may be necessary or appropriate in furtherance of your duties under this Agreement.

9. Reimbursement of business expenses:  Your expenses will be reimbursed in accordance with the Company’s procedures, and as provided by the Company’s policy at the time such expenses are incurred.  You shall be entitled to fly business class on flights of four (4) hours or more.

10. At-will employment:  The Company is an “at will” employer and you are an “at will” employee.  As such your employment is not for any definite period of time, and either you or the Company may terminate such employment for any reason, at any time, with or without Cause (as defined in paragraph 10), and with or without advance notice.  Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this offer letter, or told or given to you during your employment should be interpreted as a guarantee or contract for continued employment

11. Termination without Cause: If you are terminated without Cause, the Company shall pay you the equivalent of twelve (12) months’ salary at your then-current salary rate (the “Severance Payment”). “Cause” shall be a willful failure or refusal on your part to perform your duties under this Agreement; willful failure or refusal to carry out the lawful directions of your superiors provided that you shall not be liable for willfully failing or refusing to perform your duties under this agreement for any actions undertaken or not undertaken as the result of following the lawful directions of your superiors; willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company’s sexual or other unlawful workplace harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; indictment or conviction of a crime other than a minor traffic infraction; or material breach of one or more provisions of this Agreement  If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated and shall forfeit all entitlement to [as yet unvested] stock options and unpaid bonus.

12. D&O insurance coverage: The Company shall covet you in its standard D&O insurance policy, under the current limits and evidence in place. To the fullest extent permitted by law, the Company shall indemnify, defend, protect and hold you harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or

/s/ MB

criminal, including without limitation reasonable and reasonably documented attorneys’ fees and consultants’ fees and expenses arising out of or resulting from the performance of your duties within the scope of your employment, provided that (i) all such obligations shall first be satisfied on behalf of the Company via its insurance coverages consistent with the terms of such coverages; (ii) you provide immediate notice to Marc Bell, Daniel Staton and the Company’s General Counsel of any matters that you believe could trigger the Company’s obligations pursuant to this Section; and (iii) as between you and the Company, the Company shall have sole control over the defense, strategy and resolution of such matters, and you will cooperate as requested by the Company and its representatives in connection with the defense and resolution of all such matters, provided that as to this provision (iii) you have the right to decline representation provided by the Company and engage, on your own behalf and at your own (i.e., non-indemnified) expense, independent counsel chosen by you and approved by the Company should any civil or criminal proceedings be asserted against you personally.

13. Intellectual property and confidentiality.

a. Intellectual property. All inventions, trade secrets, works of authorship and other intellectual property created by you in part or in whole during and in connection with your employment with Company or using Company resources, or otherwise related to the actual business or interests of the Company shall be owned exclusively by the Company and its affiliates and shall be deemed “work made for hire” to the extent permissible under applicable law.  You agree to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s and its affiliates’ ownership of such intellectual property. You hereby waive any and all moral rights you might have in such intellectual property. You agree that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by you, solely or jointly with others, after your termination of employment with the Company that are based on the Company’s or its affiliates’ trade secrets or confidential information shall belong to the Company and its affiliates and you hereby assign any and all rights in such items to the Company and its affiliates.

b. You agree you will fully and promptly disclose to the Company all inventions, products, processes, apparatus, designs, improvements, or material business-related information which you may, solely or jointly with others, conceive, discover, make or develop in connection with your employment with Company or using Company resources

c. You understand this Agreement does not apply to an invention which qualifies fully under the provisions of California Labor Code section 2870(a). That section provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

d. You have identified on the attached Schedule 12.d, all inventions and other intellectual property related to the actual or prospective businesses or interests of the Company that you have developed prior to the effective date of this Agreement.

14. Confidentiality. (Non-Compete)

 As a result of your employment with the Company, you agree you will have access to confidential information” about the Company and its business, subsidiaries, and affiliates. You agree that you will not at any time utilize for

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personal benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the Company and its business, subsidiaries and affiliates, which was disclosed to or acquired by you at any time during the Term, of this Agreement, except upon direct written authority of Marc Bell, Daniel Staton..  You specifically agree that all confidential information or knowledge concerning matters affecting or relating to the Company’s and its affiliates’ business obtained by you during your employment is deemed to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill.

 “Confidential information,” as used herein, means information obtained as the result of your employment with Company which includes, but is not limited to, the names, buying habits or practices of any of the Company’s or its affiliates’ customers; operational, marketing and fundraising strategies; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company and its affiliates obtain or have obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in the Company’s and its affiliates’ business; compensation paid to employees and other terms of employment, merchandising or sales techniques; contracts and licenses; business systems; computer programs; or any other confidential information of, about, or concerning the business of the Company and its affiliates, their manners of operation, or other confidential data of any kind.

15. Unfair competitive practices.

a. You hereby acknowledge and agree that you will likely be exposed to a significant amount of confidential information concerning the Company’s and its affiliates, business methods, operations and customers during your employment, that such information might be retained by you in tangible form or simply retained in your memory, and that the protection of the Company’s exclusive rights to such confidential information and trade secrets can best be ensured by means of a restriction on your activities after termination of your employment. Therefore, you agree that for a one (1) year period following termination of your employment for any reason, and provided that the Severance Payment is offered to you, and paid if accepted, you shall not solicit, divert or initiate any contact with (or attempt to solicit, divert or initiate any contact with) any customer, client, independent contractor, employee or competitor of the Company for any commercial or business reason whatsoever and shall not render services to, any adult entertainment competitor of Company in any media segment (e.g., Playboy, Hustler, Vivid, Spice), whether as an employee, consultant or otherwise.

b. During your employment with the Company, you shall not act as a consultant, employee, agent, or independent contractor or otherwise render services to any business in which the performance of your duties would (1) require use or disclosure of any of the Company’s confidential information or trade secrets or (2) would conflict with your best efforts to perform your duties under this Agreement.  Nothing in this paragraph precludes you from investing in any publicly traded company where such investment does not require your performing services as an employee, agent, independent contractor, or consultant.

16. Entire agreement.

 Except as provided expressly herein, this Agreement represents the entire agreement between both parties, and no changes, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in a new and superseding written Memorandum of Agreement signed by both parties.  Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship between the parties have been made by any party, or anyone acting on behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this Agreement shall be valid or binding regarding the subject matter of this Agreement.

17. Amendment.

 This Agreement may not be modified, altered or changed except in writing, and upon express written consent of both parties wherein specific reference is made to this Agreement.

/s/ MB

18. No assignment or delegation.

You acknowledge that you are personally and uniquely qualified to render the services contemplated herein.  Accordingly, you may not assign, delegate or otherwise transfer your obligations under this Agreement.  The Company may assign or otherwise transfer this Agreement to its affiliates, subsidiaries or successors in interest.

19. Captions.

Captions in this Agreement are for convenience and do not alter the terms of this Agreement in any way.

20. Notices.

Required notices under this Agreement shall be sent via certified mail, return receipt:

a. If to you:

Ms. Diane Silberstein

1185 Park Avenue

Apt 10E

New York, NY  10128

With a copy to:

Irving J. Gotbaum

Friedman & Gotbaum, LLP

568 Broadway – Suite 505

New York, NY 10012

b. If to the Company:

Mr. Marc H. Bell Chief Executive Officer

Penthouse Media Group Inc.

6800 Broken Sound Parkway Boca Raton, Florida 33487

With a copy to:

Penthouse Media Group Inc.

Attn: General Counsel

6800 Broken Sound Parkway Boca. Raton, Florida 33487

21. Severability/Savings.

 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.  However, before severing any such illegal provision, said court may modify it to the extent necessary to render it enforceable in law or equity.

22. Choice of law; choice of forum.

This Agreement shall be governed by the laws of the State of New York applicable to agreements made and wholly performed therein.  All claims arising under or otherwise relating to this Agreement shall be brought in the courts residing in the State of New York, Borough of Manhattan and each party waives all objections to such venue.

/s/ MB

If the forgoing terms meet with your approval, please sign and date this letter below where indicated and return it to me at your earliest convenience and this shall constitute the agreement between us with respect to the matters set forth herein. We agree that a signed copy of this Agreement transmitted by facsimile will have the same effect as if the copy transmitted by facsimile contained the original signatures of the parties.

I look forward to you joining our team.

Sincerely,

PENTHOUSE MEDIA GROUP INC.

/s/ Marc H. Bell	1-6-06
Marc H. Bell	Date
Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Diane Silberstein	1/6/06
Diane Silberstein	Date

/s/ MB

Schedule 12.d.

All inventions and other intellectual property related to the actual or prospective businesses or interests of the Company that you have developed prior to the effective date of this Agreement are identified below.  The inclusion of these items in this schedule shall not constitute an acknowledgement by the Company that you have any proprietary rights therein.

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/s/ MB